Exhibit 10.33

DISTRIBUTION AGREEMENT

by and between

BIONIK LABORATORIES CORP.

and

China Bionik Medical Rehabilitation Technology Ltd.

May 17, 2017

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8.1.	Records	12
8.2.	Audit of Records	12

ARTICLE 9.	CONFIDENTIALITY	13

9.1	Definition of Confidential Information	13
9.2.	Secrecy and Use	13
9.3.	Authorized Disclosure	14
9.4.	Notification	14
9.5.	Remedies	14
9.6.	Survival	14

ARTICLE 10.	TERM AND TERMINATION	14

10.1.	Term	14
10.2.	Early Termination	14
10.3.	Process	15
10.4.	Effect of Expiration or Termination	15

ARTICLE 11.	INDEMNIFICATION	16

11.1.	Indemnification of BIONIK	16
11.2.	Indemnification by Company	16

ARTICLE 12.	REPRESENTATIONS, WARRANTIES AND COVENANTS	17

12.1.	Representations and Warranties	17
12.2.	Additional Representations and Warranties of BIONIK	17
12.3.	Product Warranty	17
12.4.	DISCLAIMER OF WARRANTY AND LIMITATION OF LIABILITY	17

ARTICLE 13.	FORCE MAJEURE	18

13.1.	Force Majeure	18

ARTICLE 14.	GOVERNING LAW	18

14.1.	Governing Law	18

ARTICLE 15.	DISPUTE RESOLUTION	19

15.1.	Dispute Resolution	19
15.2.	Other Matters Unaffected	19

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ARTICLE 16.	MISCELLANEOUS	20

16.1.	Survival	20
16.2.	Notices	20
16.3.	Entire Agreement	20
16.4.	No Implied Waivers	21
16.5.	Severance	21
16.6.	Amendments	21
16.7.	Assignment	21
16.8.	Relationship of Parties	21
16.9.	Further Actions	21
16.10.	Counterparts	21

Annex A	Price and Payment Terms
Annex B	Specifications
Schedule I	Company Trademarks
Schedule II	Current Products
Schedule III	BIONIK Trademarks
Schedule IV	Milestones

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DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”), is made and entered into as of May 17, 2017 (the “Effective Date”), by and between Bionik Laboratories Corp., a company incorporated in accordance with the Law of Toronto, Canada with an office located at 483 Bay Street, Office N105, Toronto, ON M5G 2C9, Canada (“BIONIK”), and China Bionik Medical Rehabilitation Technology Ltd. a company organized under the Law of the People’s Republic of China, with an office located at Waterside Pavilion Garden No. 1 Building, Suite 2003, Nankai District, Tianjin, China (the “Company”), each being a “Party,” and collectively, the “Parties.”

RECITALS

1.          BIONIK has entered into a co-operative joint venture contract with Ginger Capital Investment Holding, Ltd. dated as of the date hereof (“JV Contract”) for the establishment of the Company. Pursuant to the JV Contract, BIONIK and the Company shall enter into a distribution agreement, which will specify the terms upon which BIONIK will grant to the Company an exclusive, non-transferable, revocable, royalty-free license to Market, sell and distribute the Distribution Products (as defined below) in the Territory (as defined below).

2.          The Parties desire the Company to Market, sell and distribute the Distribution Products in the Territory in accordance with the terms and conditions set forth hereunder.

Now, therefore, in consideration of the promises and mutual covenants contained in this Agreement, the Parties agree as follows:

ARTICLE 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. As used in this Agreement, the following terms will have the meanings set forth in this Section.

“Acquired Future Product” shall have the meaning set forth in Section 2.2(d).

“Affiliate” shall mean, with regard to a given Person, a Person that Controls, is Controlled by, or is under common Control with, the given Person where “Control” means (i) ownership of more than fifty percent (50%) of the equity interest or voting stock, (ii) the power to appoint or elect a majority of the directors, or (iii) the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“BIONIK” shall have the meaning set forth in the first paragraph hereof.

“BIONIK Trademarks” shall mean Trademarks owned by BIONIK as specified in Schedule III.

“CFDA” shall mean China Food and Drug Administration (formerly State Food & Drug Administration or “SFDA”)

“Company” shall have the meaning set forth in the first paragraph hereof.

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“Company Trademarks” shall mean the Trademarks specified in Schedule I.

“Confidential Information” shall have the meaning set forth in Section 9.1.

“Current Products” shall mean the products listed in Schedule II attached hereto, together with all follow-on dosage forms, strengths and indications of such products.

“Disclosing Party” shall have the meaning set forth in Section 9.1.

“Dispute” shall have the meaning set forth in Section 15.1(a).

“Distribution Products” shall mean the Current Products and the Acquired Future Products.

“Effective Date” shall have the meaning set forth in the first paragraph hereof.

“Exercise Notice” shall have the meaning set forth in Section 2.2(b).

“Force Majeure Event” shall have the meaning set forth in Section 13 l(a).

“Future Product” shall mean any BIONIK medical device products other than the Current Products that BIONIK may at any time during the Term of this Agreement propose to market in the Territory.

“Future Product Notice” shall have the meaning set forth in Section 2.2.

“Hindered Party” shall have the meaning set forth in Section 13.1 (a).

“Hong Kong” shall mean the Hong Kong Special Administrative Region.

“Intellectual Property” means any and all: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all re-issuances, continuation, continuations, in part, revisions, extensions and re-examinations thereof; (ii) registered and unregistered trademarks, service marks, trade dress, logos, trade names, assumed names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, works of authorship; (iv) rights in the nature of the aforesaid items in any country, and rights to sue for passing off (whether for past, present or future infringement).

“JV Contract” shall have the meaning set forth in the Recitals hereof.

“Law” or “Laws” shall mean any published laws, regulations, rules, provisions, circular, permits, authorizations, interpretations, orders or decisions of any government authorities or legislative authorities or judgments, awards, decisions or interpretations of any judicial authorities.

“License Agreement” shall mean that certain License Agreement between the Parties dated as of the date hereof.

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“Manufacture” and “Manufacturing” shall mean, with respect to a Distribution Product, the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of the Distribution Product.

“Marketing” shall mean the programs and activities normally undertaken by a medical device company relating to the marketing, Promotion and sale of a medical device product in the Territory including patient information, web sites, advertising, studies in support of advertising claims, seminars, symposia, training, and education, as well as selling, contracting for sale of soliciting contracts for sale of, and distributing such product. When used as a verb, “Market” shall mean to engage in such activities.

“Marketing Materials” shall mean, in respect of a Distribution Product, all written, printed, video, audio and internet or web-based materials, convention panels, speakers programs and other materials relating to the Distribution Product, other than Product Labels and Inserts, intended for use by Representatives or otherwise by the Company in performing its Marketing obligations hereunder, including visual aids, advertisements, formulary kits, file cards, premium items, clinical studies, reprints, drug information updates, direct mailings, product-oriented web sites, and any other promotional support items used by the Company to conduct the Marketing and Promotion of the Distribution Product.

“Net Sales” shall mean the gross amount invoiced by BIONIK for sales of the Distribution Products to Company, less deductions for (a) quantity and cash discounts and sales rebates actually given; (b) freight, shipping insurance and other transportation expenses; (c) sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale; all to the extent that (a), (b) and (c) are included in the gross invoice price and specified on the invoice (but not including taxes assessed against the income derived from such sale); (d) returns (including withdrawals and recalls); and (e) amounts repaid, discounted or credited by BIONIK.

”Party” and “Parties” have the meanings set forth in the first paragraph hereof.

“PRC” shall mean the People’s Republic of China (solely for the purpose of this Agreement, excluding the province of Taiwan, Hong Kong and the Macau Special Administrative Region).

“Product Labels and Inserts” shall mean (a) the product monograph as approved by the applicable Regulatory Authority in the Territory, (b) all labels and other written, printed or graphic matter affixed to any container, packaging or wrapper utilized with a Distribution Product, or (c) any written material packaged with or otherwise physically accompanying a Distribution Product, including package inserts.

“Product Quality Complaint” shalt mean any and all Manufacturing or packaging-related complaints from Third Parties related to the Distribution Product, including (a) any complaint involving the possible failure of the Distribution Product to meet any applicable Specifications, (b) any dissatisfaction with the design, package or labeling of the Distribution Product; or (c) any adverse event that may involve the quality of the Distribution Product, including lack of effect, infection, or request for testing.

“Promotion” shall mean those activities normally undertaken by a medical device company’s sales force to implement marketing plans and strategies aimed at encouraging the appropriate use of a particular medical device product in the Territory. When used as a verb, “Promote” shall mean to engage in such activities.

“Proprietary Information” shall mean any information or Intellectual Property of a party that is of a proprietary and confidential nature, including, but not limited to trade clinical methods, clinical processes, clinical documentation and techniques.

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“Purchase Price” shall have the meaning set forth in Section 4.12.

“Recall Event” shall have the meaning set forth in Section 4.3.

“Receiving Party” shall have the meaning set forth in Section 9.1.

“Regulatory Approval” shall mean, with respect to a Distribution Product, any and all approvals, licenses, registrations or authorizations necessary for the sale and Marketing of the Distribution Product throughout the Territory, including without limitation, CFDA approval.

“Regulatory Authority” shall mean:

(a) any provincial, territorial or federal government or formulary body in the Territory with responsibility for determining listability of a Distribution Product on any applicable formulary or for determining the pricing of the Distribution Product for reimbursement, with jurisdiction to review the pricing of and payment for Distribution Products under the public drug system under applicable Law;

(b) any provincial, territorial or federal government in the Territory with jurisdiction to grant, suspend or withdraw the marketing authorization to Import, sell or distribute the Distribution Product in the Territory under applicable Law; and

(c) any provincial, territorial or federal government or review board in the Territory with jurisdiction over pricing of patented products or with jurisdiction over competition aspects of pricing of products.

“Representative” shall mean a medical device sales representative qualified by training and experience to Promote the medical device products in the Territory.

“Specifications” shall have the meaning set forth in Section 12.3.

“Taxes” shall have the meaning set forth in Section 4.12.

“Term” shall have the meaning set forth in Section 10.1.

“Terminating Party” shall have the meaning set forth in Section 10.3.

“Territory” shall mean the PRC, Hong Kong, and the Macau Special Administrative Region.

“Testing Methods” shall have the meaning set forth in Section 4.3.

“Third Party” shall mean any Person other than BIONIK, the Company or any Affiliate thereof and “Third Parties” shall be the plural of the same.

“USA” shall mean the United States of America.

1.2. Interpretation.

(a) Any reference herein to any Section, subsection or paragraph is to such Section, subsection or paragraph in this Agreement unless the context otherwise requires.

(b) The italicized typeface, headings and titles herein are used for convenience of reference only and shall not affect the construction of this Agreement.

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(c) Unless the context otherwise requires, words importing the singular include the plural and vice versa, and pronouns importing a gender include all other genders.

(d) Reference to any legislation or law or to any provision thereof shall include references to any such legislation or law as it may, after the Effective Date, from time to time, be amended, supplemented or re-enacted, and any reference to a statutory provision shall include any subordinate legislation or administrative rules or regulations made from time to time under that provision.

(e) The terms “hereof’, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement or specified Sections or subsections of this Agreement, as the case may be.

(f) Reference to the word “include” shall be construed without limitation.

(g) Any word or phrase defined in the body of this Agreement as opposed to being defined in Section 1.1 above shall have the meaning assigned to it in such definition throughout this Agreement, unless the contrary is expressly stated or the contrary clearly appears from the context.

(h) “Person” means an individual, firm, partnership, joint venture, company, corporation, body corporate, unincorporated body of persons or any state or any agency of a state.

(i) Where any obligation in this Agreement is expressed to be undertaken or assumed by any party, that obligation is to be construed as requiring the party concerned to exercise, to the extent possible, all rights and powers of control over the affairs of any other person which it is able to exercise (whether directly or indirectly) in order to secure performance of the obligation.

(j) Where a word or expression is defined herein cognate words and expressions will, if capitalized, be construed analogously.

ARTICLE 2. EXCLUSIVE APPOINTMENT; FUTURE PRODUCTS

2.1. Exclusive Distributorship Appointment. Effective as of the Effective Date, and subject to the terms and conditions of this Agreement, BIONIK, acting for itself and its relevant Affiliates, hereby appoints the Company as its exclusive distributor of the Distribution Products in the Territory. As exclusive distributor, the Company shall have the exclusive right during the Term with respect to each Distribution Product to Market, distribute and sell such Distribution Product in the Territory. Subject to the terms hereof, the Company shall make all decisions with respect to the Marketing, planning, strategy, Promotion and selling price of each Distribution Product and shall have the responsibility for establishing and modifying the terms and conditions of the sale of the Distribution Product and the right to do so.

2.2. Option in Respect of Future Products.

(a) In the event that BIONIK or any of its Affiliates, while this Agreement remains in effect, proposes to Market, distribute and sell, in the Territory, any Future Product which would compete with the Current Product or would be used in the Current Product, BIONIK shall provide the Company with a written notice of such fact (the “Future Product Notice”), identifying the relevant Future Product.

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(b) The Company shall have the right, at any time within one hundred and eighty (180) days after receipt of a Future Product Notice, to exercise the exclusive right to Market, distribute and sell the relevant Future Product in the Territory by providing a notice to BIONIK (the “Exercise Notice”). During such one hundred and eighty (180)-day period, BIONIK shall not enter, and shall not permit its Affiliates to enter, into negotiations with a Third Party with respect to the opportunity to Market, distribute and sell the relevant Future Product in the Territory. If the Company does not provide an Exercise Notice during such one hundred and eight (180)-day period, then (i) the relevant Future Product shall not be included as a Distribution Product under this Agreement, (ii) the Company’s fights in respect of acquiring the right to Market, sell and distribute such Future Product in the Territory shall terminate, and (iii) BIONIK and its Affiliates shall be free to make other arrangements with respect to the distribution of such Future Product in the Territory.

(c) Following the Company’s exercise of its rights under Section 2.2(b) in respect of the relevant Future Product, the Parties shall seek to determine the Purchase Price of such Future Product to be paid by the Company

(d) Following the Company’s acquisition of rights to distribute the relevant Future Product in the Territory and determination of the Purchase Price to be paid by the Company to BIONIK in respect of such product as provided in Section 2.2(c) (at which point such Future Product will become an “Acquired Future Product”), Company shall use commercially reasonable efforts to, within a reasonable period of time, obtain Regulatory Approvals pursuant to Section 7.1 to import, Market, sell and distribute the Acquired Future Product throughout the Territory.

ARTICLE 3. COMMERCIALIZATION OF DISTRIBUTION PRODUCTS

3.1. Commercialization Obligations. During the Term For each Distribution Product and subject to the terms and conditions of this Agreement, the Company shall, once Regulatory Approval is obtained for such Distribution Product in the Territory, use commercially reasonable efforts in respect of the Marketing, distribution and sale in the Territory of the Distribution Product. Prior to obtaining Regulatory Approval, the Company shall only conduct limited Marketing, distribution and sales of the Distribution Products in compliance with applicable PRC Law.

3.2. Marketing Materials.

(a) Promptly following the Effective Date, BIONIK shall provide the Company with samples of any Marketing Materials that have been used or approved for use in the Territory in connection with any Distribution Product. At the Company’s request during the Term applicable to a Distribution Product, BIONIK shall provide the Company with samples of any marketing materials used by BIONIK in the United States in connection with versions of the Distribution Product for which regulatory marketing approval has been sought or obtained in the United States.

(b) BIONIK shall provide the Company with reasonable technical assistance from BIONIK’s regulatory, medical and promotional regulatory affairs groups in connection with Company’s efforts to create Marketing Materials.

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3.3. Product Labels and Inserts. Subject to the provisions of this Agreement, all Distribution Products sold and distributed by the Company shall use the Product Labels and Inserts that are attached to or accompany such Distribution Products as delivered by BIONIK to the Company pursuant to the terms hereof and the Company shall not Market, sell or distribute any Distribution Product using any other Product Labels and Inserts.

3.4. Use of Trademarks. The Company shall Market, sell or distribute the Distribution Products under BIONIK Trademarks and only unless required by applicable Law, the Company Trademarks, both of which shall be used and displayed as mutually agreed in writing by the Parties. The Company shall also comply with all notice and marking requirements as required by applicable intellectual property Law.

ARTICLE 4. TERMS OF PURCHASE OF DISTRIBUTION PRODUCTS

4.1. Forecasting. Company agrees to supply BIONIK with a ninety (90) - day rolling forecast of its anticipated requirements for each Distribution Product (the “Forecast”). Company will update and provide the Forecast to BIONIK monthly. The Forecast will include the quantity and type of Distribution Product to be purchased. Such Forecast shall not be binding on either Party, but shall be made in good faith.

4.2. Terms and Conditions. During the Term of this Agreement and subject to the terms and conditions of this Agreement, the Company shall purchase the Distribution Products from BIONIK based on the Forecast by issuing a purchase order to BIONIK.

(a) Price and Payment. The purchase price for each of the Distribution Products (the “Purchase Price”) and the payment for the Purchase Price for the Distribution Products shall be the price and payment as set forth on Annex A. which shall be approximately forty per cent (40%) off the list price of the Distribution Products in other territories. After CFDA approval has been obtained for the Distribution Products or six (6) months after the establishment of the Company (whichever if the earlier), and if the government-approved selling prices for the Distribution Products are below the Company’s expected selling prices, the Company may renegotiate the Purchase Price of the Distribution Products. The Purchase Price for the Distribution Products may be amended by BIONIK no more than once per year and by no more than twenty percent (20%) over the price previously in effect for the relevant Distribution Product. The new Purchase Price after such amendment shall apply to all orders received after the effective date of such new Purchase Price as mutually agreed in writing by both Parties. Price changes shall not affect unfulfilled purchase orders accepted by BIONIK prior to the effective date of the price change. Notwithstanding the above, Company may purchase Distribution Products for demonstration purposes only at fully loaded cost to be advised by BIONIK.

(b) Taxes. Each Party shall respectively bear and pay any and all Taxes, expenses and costs in connection with its negotiation, preparation, execution and performance of this Agreement under applicable Laws unless otherwise provided. “Taxes” means (i) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all income tax (including enterprise income tax and withholding tax), turnover tax (including value-added tax, business tax, and consumption tax), tariffs (including import duty and import value-added tax) or other assessments of any kind whatsoever, and (ii) all interest, penalties or additional amounts imposed by any government of any nation or any province or location thereof, in connection with any item described in clause (i) above.

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(c) Order and Acceptance. All orders for the Distribution Products submitted by the Company shall be initiated by written purchase orders sent to BIONIK by email or facsimile transmission and requesting a delivery date during the term of this Agreement; provided, however, that an order may initially be placed orally if a confirmational written purchase order (which may be sent by either mail or facsimile transmission) is received by BIONIK within five (5) days after said oral order. To facilitate BIONIK’s production scheduling, the Company shall submit purchase orders to BIONIK at least ninety (90) days prior to the requested delivery date. No order shall be binding upon BIONIK until accepted by BIONIK in writing, and BIONIK shall have no liability to the Company with respect to purchase orders that are not accepted. No partial shipment of an order shall constitute the Company’s acceptance of the entire order, absent the Company’s written acceptance of such entire order. BIONIK shall use BIONIK’s reasonable commercial efforts to deliver the Distribution Products at the times specified in Company’s purchase order, and shall, in any event, deliver the Distribution Products within five (5) days after the times specified in the Company’s purchase order.

(d) Terms of Purchase Orders. Nothing contained in any purchase order of the Company, or any Invoice, order acknowledgment or similar documentation of BIONIK, shall in any way modify the terms contained in this Agreement or add any additional terms or conditions. Unless otherwise provided herein, if there is anything contrary between a purchase order and this Agreement, this Agreement shall prevail.

(e) Delivery. All deliveries, unless otherwise stated in the accepted purchase order, shall comply with the delivery terms otherwise mutually agreed in writing.

(f) Inventory. Company agrees to purchase and maintain a mutually agreeable level of inventory of the Distribution Products in the Territory.

4.3. Rejection of Product.

(a) Specifications. The Distribution Products supplied to Company by BIONIK under this Agreement will conform to the specifications, standards, formulations, criteria and the requirements of all Laws applicable the Distribution Products and all other requirements as set forth further in Annex B (“Specifications”). If Company requests any change to the Specifications (which change is not the result of a requirement or mandate of a Regulatory Authority), it shall provide written notice of any such change and the reasons therefor to BIONIK. BIONIK shall notify Company within thirty (30) days after the notice from Company whether such change can be made and its good faith estimate of the cost of any such change. If such change can be made, the Parties shall negotiate m good faith and agree on a written implementation plan. Any associated cost for the change will be borne by Company unless BIONIK in its sole discretion reasonably believes the change is globally applicable.

(b) Quality Control. BIONIK will conduct quality control testing of the Distribution Products prior to shipment III accordance with any methods and procedures described in the Specifications and/or any other methods and procedures as Company may from time to time reasonably request in response to new and necessary criteria resulting from market and regulatory changes, which are agreed to in advance by the Parties (collectively, the “Testing Methods”). BIONIK will conduct quality control testing of the Distribution Products in accordance with the Testing Methods prior to each shipment of the Distribution Products to ensure that each such shipment conforms with the Specifications.

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(c) Rejection. Company may test or cause to be tested the Distribution Products supplied to it under this Agreement in accordance with Company’s customary procedures within thirty (30) days after its receipt. Company will have the right to reject any shipment of the Distribution Products made to it under this Agreement that does not meet the Specifications when received by it when tested in accordance with the Testing Methods. All claims by Company of non-conforming Distribution Products will be deemed waived unless made by the Company in writing and received by BIONIK within such thirty (30)-day period. All claims will be accompanied by a report of analysis of the allegedly non-conforming Distribution Product that will have been made by the quality control staff of the Company, using the Testing Methods BIONIK will provide replacement Distribution Product for the non-conforming Distribution Product and will have thirty (30) days to conduct its own analysis of the rejected Distribution Product. If, after its own analysis of such Distribution Product sample, BIONIK confirms such non-conformity in writing, BIONIK will replace such shipment at its expense, and reimburse Company for any reasonable charges incurred by Company for shipping and/or storage, if applicable, of the non-conforming shipments. If, after its own analysis, BIONIK does not confirm such non-conformity, the Parties will agree to retest the shipment or otherwise in a good faith attempt to agree upon a settlement of the issue. In the event that the Parties cannot resolve the issue, the Parties will submit the disputed Distribution Product to an independent testing laboratory, to be mutually agreed upon by the Parties, for testing. The findings of such laboratory will be binding on the Parties, absent manifest error. Expenses of such laboratory tests will be borne by BIONIK if such testing confirms the non-conformity, otherwise Company will bear such expenses. In the event that any such shipment or batch thereof is ultimately agreed or found not to meet the Specifications, BIONIK will replace such shipment at its expense, and reimburse Company for any reasonable charges incurred by Company for shipping and/or storage, if applicable, of the non-conforming shipment. Company will return or destroy any such rejected shipment to BIONIK if so instructed by BIONIK, at BIONIK’s expense. In the event that any such shipment or batch thereof is ultimately agreed or found to meet the Specifications, Company will accept and will pay for such shipment or batch of the Distribution Products.

(d) Recall. In the event that any Distribution Product sold by BIONIK to Company pursuant to this Agreement should be alleged or proven not to meet the Specifications (as to the Distribution Product) or other mandatory standards for the Distribution Product imposed by a Regulatory Authority, as the case may be (“Recall Event”), either Party will notify the other Party immediately, and the Parties will cooperate fully in the investigation and disposition of the matter. If the recall of a Distribution Product is due to any act, negligence or breach of warranty by BIONIK, then in such event, BIONIK will bear all reasonable direct costs associated with the recall, including, without limitation, refund of the actual cost of conducting the recall in accordance with the recall guidelines of the applicable Regulatory Authority, including, but not limited to, expenses relating to (a) notifying the trade industry, media and customers or (b) retention or use of attorneys, staff, consultants, experts and testing facilities.

(e) Replacement. Without any prejudice to any other rights of Company, within thirty (30) days of a Recall Event, BIONIK will, at BIONIK’s election, (a) replace the affected Distribution Product with conforming Distribution Product free of charge (including all shipping related charges), or (b) refund the purchase price of the affected Distribution Product, or issue a credit to Company in an amount equal to the cost to Company for the affected Distribution Product.

4.4 Distribution Product Safety. During the Term of this Agreement and for one (1) year after its termination or expiration, BIONIK will promptly provide Company with all information Within its possession or control or otherwise available to BIONIK regarding handling precautions, toxicity and hazards associated with the Distribution Products. The information will be provided in written form. In addition, BIONIK will provide the Company with any safety information or processing aids as applicable for using the Distribution Products.

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4.5 Notification. BIONIK agrees that it will notify Company promptly of any (a) contact by any governmental, regulatory or administrative person concerning the Distribution Products, whether or not relating to a Recall Event and provide Company the details of such contact, including copies of any related documents, or (b) incidents pertaining to the Manufacture of the Distribution Products that would require notification to the Regulatory Authorities, including but not limited to, fire, explosion, environmental event, serious injury or physical damage.

ARTICLE 5. TRAINING AND OTHER OBLIGATIONS OF BIONIK

5.1. Information. BIONIK shall use commercially reasonable efforts to provide to the Company, upon the Company’s reasonable request, technical, scientific, pricing or other information otherwise obtained by BIONIK or in BIONIK’s possession for the purpose of enabling the Company to Market, sell and distribute the Distribution Products.

5.2. Training by BIONIK. BIONIK shall provide reasonable sales and technical training, and technical support, to the Company’s personnel, with the frequency and content of the training to be reasonably determined by agreement between the Company and BIONIK as necessary for the Company to fulfill its obligations hereunder and to enable the Company to Promote the Distribution Products in the Territory. BIONIK and the Company shall each pay their own costs for travel, food, and lodging during the training period. In addition to sales and technical training, BIONIK shall cooperate with the Company in establishing efficient promotional procedures and policies. BIONIK shall promptly respond to the Company’s reasonable technical questions relating to the Distribution Products. In addition, BIONIK shall, at the Company’s reasonable request but at BIONIK’s expense, provide at least one (1) training session per each product line of the Distribution Products or at least three (3) training sessions in total in the Territory, at a conference or similar facility, to surgeons and other potential users of the Distribution Products, the form of which training shall be reasonably agreed upon by the Parties. BIONIK shall also promptly respond to all reasonable inquiries from the Company concerning matters pertaining to this Agreement.

5.3. Compliance with Laws. BIONIK shall, at its own expenses, comply fully all applicable Laws, including any and all applicable health and safety Laws with respect to the Distribution Products and BIONIK’s obligations under this Agreement. Company shall similarly at its own expenses, comply fully with all applicable Laws with respect to the Marketing, Promotion, sale and distribution of the the Distribution Products in the Territory and its obligations under this Agreement.

5.4. Anti-Corruption Laws. Each Party and its employees and agents shall at all times comply with all applicable anti-corruption Laws including without limitation, the Foreign Corrupt Practice Act, as if it were a Person of USA and all applicable PRC anti-bribery Laws. Confirmed violations of the provisions will be deemed a material breach of this Agreement, giving a Party the right to immediately terminate this Agreement for cause.

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ARTICLE 6. INTELLECTUAL PROPERTY RIGHTS AND LICENSE GRANT

6.1. Intellectual Property Rights. Subject to the provisions under this Agreement and/or the License Agreement, each Party retains all rights, title and interest to the Intellectual Property owned by such Party. Other provisions with respect to Intellectual Property Rights shall be specified under the License Agreement.

6.2. Use of BIONIK Trademarks and Service Marks. Company shall not use the name “BIONIK” or any of BIONIK’s trademarks or service marks as part of this corporate or other legal name, or as part of the name under which it conducts business, unless permitted in writing by BIONIK. Company may not remove or alter the BIONIK name, or any of BIONIK Trademarks or service marks which are required by Law, which BIONIK has placed on any Distribution Products sold hereunder. Trademarks and service marks current as of the Effective Date of this Agreement are set forth in Schedule III hereto. BIONIK shall have the right to modify or add trademarks or service marks at any time in its sole discretion and agrees to provide Company reasonable notice of such modifications and additions.

ARTICLE 7. REGULATORY MATTERS

7.1. Regulatory Diligence.

(a) Unless otherwise provided in the JV contract or required by the applicable Laws, Company shall, at its own expense, obtain and maintain, or shall cause to be obtained and maintained, all Regulatory Approvals for each Distribution Product to enable the import, Marketing, sale and distribution of the Distribution Product in the Territory in accordance with applicable Law, including but not limited to the filing, registration or approval processes before importing, distributing and Marketing any medical device in the Territory. Company shall notify BIONIK each time it submits an application for government registration and marketing approval for a Distribution Product and shall supply the BIONIK with copies of and access to Company’s filings and shall keep the BIONIK fully informed of the progress of each such application.

(b) For the avoidance of doubt, such filings pursuant to Section 7.1(a) would grant Regulatory Approval for such Distribution Product in the name of, and all such Regulatory Approvals shall be transferred to, BIONIK unless otherwise required by applicable Laws or agreed by the Parties.

(c) Without limiting the foregoing, if Company wishes to Manufacture any of the Distribution Products and BIONIK is agreeable to it, BIONIK shall take all actions needed or advisable to transfer any relevant Regulatory Approval to Company.

(d) For clarity, in no event shall the Company have any obligation to Market, sell or distribute any Distribution Product unless and until all the relevant Regulatory Approvals have been obtained by Company and a copy of such Regulatory Approvals has been provided to BIONIK provided that Company shall still have the obligation to Market, sell or distribute any Distribution Product in a limited manner and in full compliance with applicable Law.

7.2. Regulatory Authority Action and Communications.

(a) Each Party shall immediately notify the other of any information received regarding any threatened or pending action by a Regulatory Authority which might affect the Distribution Products or the continued Manufacture, Marketing, distribution, sale or use of the Distribution Products in the Territory. Upon receipt of any such information, the Parties shall consult in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing set forth in this Section 7.2 shall be construed as restricting the right of either Party to make a timely report of such matter to any Regulatory Authority or take other action that it deems appropriate under or required by applicable Law.

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(b) Each Party shall promptly provide notice to the other Party of any material communications with any Regulatory Authority concerning the Distribution Products. To the extent permissible under applicable Law, copies of all such material communications shall be attached to the notice sent pursuant to this Section 7.2.

7.3. Adverse Event and Product Quality Complaint Notification and Reporting.

(a) The Company shall, and shall cause each of its Representatives to, provide timely notice to BIONIK when he or she becomes aware of an adverse event associated with use of a Distribution Product (whether or not the reported effect is (i) described in the full prescribing information or the published literature with respect to such Distribution Product or (ii) determined to be attributable to such Distribution Product) of any information in or coming into its, his or her possession or control concerning such adverse event.

(b) The Company shall, and shall cause each of its Representatives to, timely notify BIONIK when he or she becomes aware of any Product Quality Complaint associated with use of a Distribution Product.

(c) The Parties shall cooperate in developing and maintaining procedures to implement this Section 7.3 and to ensure compliance with applicable Laws and requirements of the Regulatory Authorities.

ARTICLE 8. RECORDKEEPING AND REPORTING

8.1. Records. The Company shall keep or shall cause to be kept complete and accurate books and records (financial and otherwise) pertaining to the Marketing, sale and distribution of the Distribution Products and the performance of its obligations hereunder. The Company shall retain such books and records until the earlier of (a) one (1) year after the end the Term applicable to the relevant Distribution Product and (b) such date as the Company has provided BIONIK with a complete copy of all such books and records, or for such longer period as may be required by applicable Law.

8.2. Audit of Records.

(a) At the request of BIONIK, and only upon at least thirty (30) days’ prior written notice, the Company shall permit an independent certified public accounting firm of nationally recognized standing designated by BIONIK and reasonably satisfactory to the Company, at reasonable times and upon reasonable prior written notice, to examine and audit all books and records maintained by the Company pursuant to Section 8.1. The Company and its accountants shall cooperate with and permit such firm to review all invoices, receipts, working papers and other appropriate information relating to such determinations. Such examination and audit may not be conducted more than once in any twelve (12)-month period. The report of any such examination and audit shall be made simultaneously to BIONIK and the Company.

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(b) BIONIK shall treat all information subject to review under this Section 8.2 in accordance with the confidentiality provisions of ARTICLE 9. and shall cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the Company obligating such firm to maintain all such financial information in confidence pursuant to such confidentiality agreement.

ARTICLE 9. CONFIDENTIALITY

9.1. Definition of Confidential Information. As used herein, “Confidential Information” means any information, whether in written, visual, oral, electronic or other form, furnished by either Party, its Affiliates, or their respective agents and employees (the “Disclosing Party”), to the other Party, its Affiliates, or their respective agents and employees (the “Receiving Party”) under this Agreement, including the Proprietary Information of the Disclosing Party, except to the extent that the Receiving Party can establish by competent proof that such information: (a) was already known to the Receiving Party, as shown by its written records, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party; (b) was publicly available at the time of its disclosure by the Disclosing Party; (c) became publicly available after its disclosure by the Disclosing Party, other than through any violation of confidentiality owed to the Disclosing Party; (d) became available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that such source is not bound by a confidentiality agreement with the Disclosing Party with respect to such information; or (e) was independently developed by the Receiving Patty without reference to the Confidential Information.

9.2. Secrecy and Use. In its handling of the Confidential Information, the Receiving Party will use the same standard of care used by the Receiving Parry to avoid disclosure, publication, dissemination and unauthorized use of its most sensitive and confidential information, but in no case, less than a standard of reasonable care.

(a) The Receiving Party, and any person to whom the Receiving Party discloses Confidential Information as provided herein, will not disclose, publish or disseminate the Confidential Information to any Person, including any Affiliate of the Receiving Party, except that the Receiving Party may disclose the Confidential Information to those of its Affiliates, and and such Affiliates’ employees, agents, or representatives, who have a need to receive such Confidential Information as a result of their specific responsibilities under this Agreement and who agree to be bound by the confidentiality obligations of the Receiving Party, including without limitation, the provisions of this Section; provided, however, that neither Party will disclose, publish or disseminate, or permit its Affiliates, and such Affiliates’ employees, agents or representatives, to disclose, publish or disseminate, any information, whether or not Confidential Information, which bears the name of the other Party or its Affiliates, without the prior written consent of such other Party, which consent will not be unreasonably withheld.

(b) The Receiving Party, and any Person to whom the Receiving Party discloses Confidential Information as provided herein, will not use Confidential Information, including any derivation from, or modification of Confidential Information, or any Ideas, concepts and/or techniques contained therein, for any purpose whatsoever other than as expressly provided in this Agreement.

(c) The Receiving Party will secure all Confidential Information in written or electronic form, and all copies, notes and records thereof, in a manner consistent with company policy of the Receiving Party regarding the handling of confidential information.

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9.3. Authorized Disclosure. Notwithstanding the foregoing, the Parties may with prior written approval of the Party who disclosed the Confidential Information reveal Confidential Information to government personnel to the extent necessary to obtain any required governmental approval, to outside lawyers, accountants and consultants to the extent necessary for them to provide their professional assistance, and to a court of competent jurisdiction to the extent necessary for response to a valid order, provided that Confidential Information so revealed in written form is marked confidential and that such government personnel and outside individuals shall be requested to undertake to respect the confidentiality provisions of this Agreement.

9.4. Notification. The Receiving Party will notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

9.5. Remedies. Each Party agrees that the unauthorized use or disclosure of any Confidential Information by the Receiving Party in violation of this Agreement will cause severe and irreparable damage to the Disclosing Party and its Affiliates. In the event of any violation of this Section, the Receiving Party agrees that the Disclosing Party and/or its Affiliates will be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable Laws. The Receiving Party will waive any requirement that the Disclosing Party and/or its Affiliates post bond as a condition for obtaining any such relief.

9.6. Survival. The provisions of this Section will be in effect for a period of five (5) years following the termination or expiration of this Agreement.

ARTICLE 10. TERM AND TERMINATION

10.1. Term. This Agreement shall take effect from the Effective Date and remain in effect for a period of five (5) years (the “Term”) unless this Agreement is terminated earlier pursuant to Section 10.2. The Parties shall have the option prior to the expiration of the initial Term to renew this Agreement for subsequent periods, in which case, “Term” shall include these subsequent renewal periods.

10.2. Early Termination. (i) Either Party (except as otherwise provided below in this Section) shall have the right to terminate this Agreement in accordance with the provisions of Section 10.3 for so long as any of the following events occurs and continues:

(a) Either Party or its Affiliates breaches a material provision of this Agreement and such breach, if capable of being cured, is not cured within sixty (60) days after the date of written notification of such breach, in which event only the non-breaching Party has the right to terminate,

(b) Either Party becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they come due, in which event the other Party has the right to terminate;

(c) Either Party becomes entitled to terminate this Agreement under Section 13.1;

(d) The expiration or termination of the JV Contract in accordance with its terms: and

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(e) Either Party engages in any act of fraud or commits any crime which has resulted in a material effect on such Party’s capacity to perform this Agreement.

(ii) In addition, BIONIK shall have the option to terminate this Agreement if any of the milestones set forth in Schedule IV (“Milestones”) is not met.

10.3. Process. In the event a Party desires to terminate this Agreement pursuant to Section 10.2 (the “Terminating Party”), the following process shall apply:

(a) The Terminating Party shall provide written notice to the other Party indicating its desire to terminate this Agreement and detailing the effected sub-section in Section 10.2;

(b) If applicable, the Parties (acting through their respective most senior officers) attempt to remove or cure the reason during a sixty (60)-day period following the notice; and if unresolved by the end of the sixty (60)-clay period, this Agreement shall be terminated.

(c) For the avoidance of any doubt, there is no cure period for earlier termination pursuant Section 10.2(i)(d) and (e) and (ii) above.

10.4. Effect of Expiration or Termination.

(a) Licenses. Subject to the License Agreement, upon expiration or earlier termination of this Agreement for any reason, all rights and licenses granted by BIONIK to the Company hereunder shall terminate; provided that, in the event the expiration or termination is with respect to one or more Distribution Products but not to this Agreement in its entirety, the rights and licenses granted by BIONIK to Company shall remain in effect with respect to the remaining Distribution Products until such time as this Agreement expires or terminates with respect to such Distribution Products.

(b) Inventory. Upon termination of this Agreement due to a Change-of-Control Event (as defined under the JV Contract) of BIONIK or termination by Company pursuant to Section 10.2(a) due to a breach by BIONIK with respect to one or more Distribution Products or in its entirety, the Company shall sell to BIONIK and BIONIK shall purchase from the Company, at the Purchase Price paid for such Distribution Products by the Company hereunder, any and all unsold quantities of the Distribution Products affected by the expiration or termination that are held by the Company as of the date of such expiration or termination, free and clear of any and all liens, mortgages, encumbrances, pledges, security interests or charges of any nature whatsoever. The Company shall ship all such Distribution Products to BIONIK as directed by BIONIK at BIONIK’s expense. The Parties agree that BIONIK shall have the right to Market, sell and distribute Distribution Products purchased by BIONIK pursuant to this Section 10.4(b); provided that, unless otherwise agreed by the Parties, BIONIK shall Market, sell and distribute any such Distribution Products only after they have been repackaged by BIONIK such that the Distribution Products do not bear Product Labels and Inserts, or any other written materials, identifying the Company as the distributor of the products and do not contain any Company Trademarks.

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ARTICLE 11. INDEMNIFICATION

11.1. Indemnification of BIONIK. BIONIK will indemnify and hold the Company, its Affiliates, and all of their respective directors, officers, employees, sub-licensees and agents harmless from and against any and all liability, damage, loss, costs or expense (including, without limitation, reasonable attorneys’ fees) arising out of third-party claims or litigation instituted by a Third Party based upon or arising out of:

(a) BIONIK’s gross negligence, recklessness or willful misconduct in respect of any Distribution Product which it is responsible for manufacturing or supplying under this Agreement;

(b) BIONIK ’s breach of any representation provided in ARTICLE 12.;

(c) any personal injury, death or property damage attributable to BIONIK’s negligence, recklessness or willful misconduct;

(d) any violation of any Laws by BIONIK;

(e) any environmental liability imposed on the Company, its Affiliates, and/or any of their respective directors, officers, employees, sub-licensees and agents which may arise as a result of the Company’s contractual relationship with BIONIK under this Agreement and caused by BIONIK; or

(f) any alleged or actual violation by BIONIK of the Intellectual Property rights of a Third Party.

The Company will promptly notify BIONIK of any threatened or pending claims, demands, causes of action, losses, damages, penalties, fines, expenses or judgments that could give rise to an obligation to indemnify under this Section. BIONIK will control the defense of any action in which the Company is indemnified under this Agreement, including the right to select counsel, and to settle any claim; provided that, without the written consent of the Company (which will not be unreasonably withheld or delayed), BIONIK will not agree to settle any claim against the Company to the extent such settlement would create any obligation or action on the part of the Company other than the payment of money (subject to indemnification) or would have a material, adverse effect on the Company. The Company will cooperate as reasonably requested (at the expense of BIONIK) in the defense of any such action.

11.2. Indemnification by Company. The Company, will indemnify and hold BIONIK, its Affiliates, and all of their respective directors, officers, employees, sub-licensees and agents harmless from and against any and all liability, damage, loss, costs or expense (including, without limitation, reasonable attorneys’ fees) arising out of third-party claims or litigation instituted by a Third Party based upon or arising out of:

(a) the Company’s breach of any representation provided in Section 12.1;

(b) any personal injury, death or property damage attributable to the Company’s negligence, recklessness or willful misconduct; or

(c) any violation of any Laws by the Company.

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BIONIK will promptly notify the Company of any threatened or pending claims, demands, causes of action, losses, damages, penalties, fines, expenses or judgments that could give rise to an obligation to indemnify under this Section. the Company will control the defense of any action In which BIONIK is indemnified hereunder, including the right to select counsel, and to settle any claim; provided that, without the written consent of BIONIK (which will not be unreasonably withheld or delayed), the Company will not agree to settle any claim against BIONIK to the extent such settlement would create any obligation or action on the part of BIONIK other than the payment of money (subject to Indemnification) or would have a material, adverse effect on BIONIK. BIONIK will cooperate as reasonably requested (at the expense of the Company) in the defense of any such action.

ARTICLE 12. REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1. Representations and Warranties. Each Party represents to the other Party that it has the full right and authority to enter into and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part, and no consent is required from any Third Party for such Party to enter into and perform its obligations except for any consent which have already been obtained.

12.2. Additional Representations and Warranties of BIONIK. BIONIK represents and warrants to Company that, as of the Effective Date:

(a) In addition to and without limiting to the representations and warranties provided under this Agreement, BIONIK and its Affiliates have the sole and exclusive rights under, and the sole and exclusive right to grant a license in respect of, any relevant Intellectual Property to make, have made, use and sell the Distribution Products to Company; and

(b) (i) such Regulatory Approvals as have been granted with respect to Current Products are in full force and effect and have been duly and validly issued; (ii) there is no action or proceeding by any Regulatory Authority pending or, to the knowledge of BIONIK, threatened seeking the recall of any Current Product or the amendment, revocation or suspension of any Regulatory Approval that has been granted for a Current Product which would affect or delay the Manufacture, packaging, release or distribution of the Current Product, and (iii) BIONIK has made available to the Company complete and correct copies of all Regulatory Approvals.

12.3. Product Warranty.

(a) The Distribution Products sold to the Company (i) will be free from defects in material and workmanship, (ii} will be free and clear of all liens and encumbrances; (iii) will comply at the time of shipment to the Company with (1) the requirements of the CE Mark registration under the Medical Device Directive and/or the Food and Drug Administration (FDA), (2) all applicable Laws to the Distribution Products in the Territory and (3) all written specifications for such Products attached as Annex B(the “Specifications”).

12.4. DISCLAIMER OF WARRANTY AND LIMITATION OF LIABILITY.

(a) DISCLAIMER OF WARRANTY. EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED WITH RESPECT TO THE DISTRIBUTION PRODUCTS, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

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(b) LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY OR ITS AGENTS, OFFICERS, OR EMPLOYEES, BE LIABLE FOR ANY SPECIAL DAMAGES, INCIDENTAL DAMAGES, INDIRECT DAMAGES, CONSEQUENTIAL DAMAGES, OR EXEMPLARY DAMAGES WHATSOEVER (INCLUDING DAMAGES FOR LOSS OF PROFITS, BUSINESS INTERRUPTION, LOSS OF INFORMATION), HOWEVER CAUSED, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE OTHER PARTY IN ADVANCE; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO AND SHALL NOT BE CONSTRUED TO PRECLUDE RECOVERY FROM AN INDEMNIFYING PARTY BY AN INDEMNIFIED PARTY IN RESPECT OF ANY OF SUCH LOSSES DIRECTLY INCURRED FROM THIRD PARTY CLAIMS.

ARTICLE 13, FORCE MAJEURE

13.1. Force Majeure.

(a) When the obligations of a Party under this Agreement cannot be performed in full or in part according to the agreed terms as a direct result of an event that is unforeseeable and the occurrence and consequences of which cannot be prevented or avoided, such as earthquake, typhoon, flood, fire and other natural disasters, war, insurrection and similar military actions, civil unrest and strikes, slowdowns and other labor actions (a “Force Majeure Event”), the liability of the Party that encounters such Force Majeure Event (the “Hindered Party”) shall be released in full or in part in light of the impact of the event upon this Agreement, if all of the following conditions are met:

(i) The Force Majeure Event was the direct cause of the stoppage, impediment or delay encountered by the Hindered Party in performing its obligations under this Agreement;

(ii) The Hindered Party used its commercially reasonable efforts to perform its obligations under this Agreement and to reduce the losses to the other Party arising from the Force Majeure Event; and

(iii) At the time of the occurrence of the Force Majeure Event, the Hindered Party immediately informed the other Party, providing written information on such event within fifteen (15) days of its occurrence, including a statement of the reasons for the delay in implementing or partially implementing this Agreement.

(b) If a Force Majeure Event shall occur, the Parties shall decide whether this Agreement should be amended in light of the impact of the event upon the implementation hereof, and whether the Hindered Party should be partially or fully freed from its obligations hereunder.

(c) If a Force Majeure Event lasts for more than sixty (60) days, either Party shall be entitled to terminate this Agreement immediately with no further cure period in accordance with Section 10.2.

ARTICLE 14. GOVERNING LAW

14.1. Governing Law. The formation, validity, interpretation, execution, amendment and termination of and settlement of Disputes under this Agreement shall all be governed by the Law of the State of New York.

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ARTICLE 15. DISPUTE RESOLUTION

15.1. Dispute Resolution.

(a) Notwithstanding Article 14, any dispute, controversy or claim arising out of or relating in any way to this Agreement, including without limitation any dispute concerning the construction, validity, interpretation, enforceability or breach of this Agreement shall be exclusively resolved by binding arbitration upon a Party’s submission of the dispute to arbitration. In the event of a dispute, controversy or claim arising out of or relating in any way to this agreement/the relationship, the complaining Party shall notify the other Party in writing thereof. Within thirty (30) days of such notice, management level representatives of both Parties shall meet at an agreed location to attempt to resolve the dispute in good faith. Should the dispute not be resolved within thirty (30) days after such notice, the complaining Party shall seek remedies exclusively through arbitration. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after two years from when the aggrieved party knew or should have known of the controversy, claim, dispute or breach.

(b) This agreement to arbitrate shall be specifically enforceable. A Party may apply to any court with jurisdiction for interim or conservatory relief, including without limitation a proceeding to compel arbitration.

(c) The arbitration shall be conducted by three arbitrators. Each Party shall select an arbitrator within ten (10) days of commencement of arbitration and the two designated arbitrations shall select a third neutral arbitrator within twenty (20) days of their selection, If the two arbitrators cannot select the arbitrator, the arbitrator shall be selected by the American Arbitration Association;

(d) The arbitration shall be conducted in accordance with the then existing Commercial Rules of the American Arbitration Association.

(e) The arbitration shall be conducted in New York, New York.

(f) The Law of the State of New York shall be applied in any arbitration proceedings, without regard to principles of conflict of laws.

(g) The cost of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including, without limitation, reasonable attorneys’ fees and costs), shall be borne by the unsuccessful party, as determined by the arbitrators, and shall be awarded as part of the arbitrators’ award. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section by bringing a suit in any court of competent jurisdiction. The Parties agree that the arbitrators shall have authority to grant injunctive or other forms of equitable relief to any Party. This Section shall survive the termination or cancellation of this Agreement.

(h) Each Patty shall pay its own proportionate share of arbitrator fees and expenses plus the fees and expenses of the arbitrator it designated and the arbitration fees and expenses of the American Arbitration Association. The arbitrators shall be entitled to award the foregoing arbitration and administrative fees and expenses as damages,

15.2. Other Matters Unaffected. During the period when a dispute is being resolved, except for the matter being disputed, the Parties shall in all other respects continue their implementation of this Agreement.

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ARTICLE 16. MISCELLANEOUS

16.1. Survival. The agreements of the Parties contained in ARTICLE 11. (Indemnification), ARTICLE 12. (Representations, Warranties and Covenants), ARTICLE 13. (Force Majeure), ARTICLE 14. (Governing Law), ARTICLE 15. (Dispute Resolution), ARTICLE 16. (Miscellaneous) and Sections 6.1 (Intellectual Property Rights), 7.2 (Regulatory Authority Action and Communications), 7.3 (Adverse Event and Product Quality Complaint Notification and Reporting), 4.3(d) (Product Recalls), 8.1 (Records), 8.2 (Audit of Records), and 10.4 (Effect a/Termination) shall continue to survive after the expiration or termination of this Agreement, with respect to one or more Distribution Products or in its entirety, and the dissolution of the Company.

16.2. Notices. Notices or other communications required to be given by either Party pursuant to this Agreement shall be sent in letter form or by facsimile to the address of the other Party set forth below or to such other address as may from time to time be designated by the other Party through notification to such Party at its legal address as in effect from time to time. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(a) Notices given by personal delivery shall be deemed effectively given on the date of personal delivery;

(b) Notices given in letter form shall be deemed effectively given on the seventh day after the date mailed (as indicated by the postmark) by registered airmail, postage prepaid, or the third day after delivery to an internationally recognized courier service;

(c) Notices given by facsimile shall be deemed effectively given upon receipt by the sender of a confirmed transmittal receipt.

Company:	China Bionik Medical Rehabilitation Technology Ltd.

P.R. China
Attention: _____________
Fax Number

BIONIK:	Bionik Laboratories Corp.
483 Bay Street, Office NI05
Toronto, ON M5G 2C9
Canada
Attention: Peter Bloch
Phone Number: (416) 640~7887

16.3. Entire Agreement. This Agreement and its schedules and annexes hereto constitute the complete and only agreement between the Parties on the subject matter of this Agreement and replaces all previous oral or written agreements, contracts, understandings and communications of the Parties in respect of the subject matter of this Agreement.

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16.4. No Implied Waivers. A Party that in a particular situation waives its rights in respect of a breach of contract by the other Party shall not be deemed to have waived its rights against the other Party for a similar breach of contract in other situations.

16.5. Severance. If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable in any respect under any Law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16.6. Amendments. This Agreement may be amended but only in a writing executed by authorized representatives of the Parties.

16.7. Assignment. Neither Party will be entitled to assign its rights hereunder, or subcontract with a Third Party for the performance of its obligations hereunder, without the express written consent of the other Party; provided, however, that upon the prior written notice to IE, the Company may assign all or some of its rights or obligations hereunder to its own Affiliates. Subject to the foregoing, this Agreement will inure to the benefit of the Parties permitted successors and assigns.

16.8. Relationship of Parties. Each of BIONIK and the Company is an independent contractor under this Agreement. Neither such party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other or to bind the other to any contract, agreement or undertaking with any third party.

16.9. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purpose and intent of this Agreement.

16.10. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered to be effective as of the Effective Date.

BIONIK LABORATORIES CORP.		China Bionik Medical Rehabilitation
Technology Ltd

By:	/s/ Peter Bloch	By:	/s/ Lev Zhang

Name:	Peter Bloch	Name:	Lev Zhang

Title:	CEO	Title:

/s/ Michael Prywata	/s/ Jia Cai
Michael Prywata	Jia Cai

/s/ Rongrong Jiang
Rongrong Jiang

[Signature Page to Distribution Agreement]

ANNEX A

PRICE AND PAYMENT TERMS

Payment terms are thirty (30) days net of the invoice date

Finished goods transfer price

Annex A

Arm	$58,500

Arm/Hand	$75,000

Wrist	$58,500

ANNEX B

SPECIFICATIONS

Specification documents provided under separate cover

SCHEDULE I

COMPANY TRADEMARKS & IP

As defined in in Schedule III of the related JV agreement dates May 17th, 2017

SCHEDULE I

CURRENT PRODUCTS

As defined in in Schedule 1 of the related JV agreement dates May 17th, 2017

SCHEDULE III

BIONIK TRADEMARKS & IP

As defined in in Schedule III of the related JV agreement dates May 17th, 2017

SCHEDULE IV

Milestones

Description of Event		Deadline

1.	Appointment of a General Manager of the Company	3 months of the Effective Date

2.	Net Sales of $200,000	First anniversary of Effective Date

3.	Net Sales of $500,000	Second anniversary of Effective Date

4.	Net Sales of $2,000,000	Third anniversary of Effective Date

5.	Net Sales of $5,000,000	Fourth anniversary of Effective Date